Exhibit 10.1

Current Named Executive Officer Salary and Bonus Arrangements

Base Salaries

The current base salaries for the executive officers (the “named executive officers”) of The Rowe Companies (the “Company”) who were named in the compensation table that appeared in the Company’s annual meeting proxy statement filed with the Securities and Exchange Commission on March 2, 2005 are as follows:

Name and Title	Base Salary
Gerald M. Birnbach Chairman of the Board and President	$939,924.00	(1)

Barry A. Birnbach Vice President - Corporate Development	$260,000.00

Timothy J. Fortune Vice President - Human Resources and Strategy	$182,500.00

Gene S. Morphis Chief Financial Officer, Secretary- Treasurer	$220,000.00

(1)	Pursuant to his employment agreement, Mr. Gerald Birnbach’s base salary is subject to adjustment annually based on increases in the Consumer Price Index pursuant to a formula set forth in the agreement.

Description of Bonus Arrangements

Under the terms of his employment agreement, Mr. Gerald Birnbach may receive cash bonuses for unusual efforts to be awarded in the sole discretion of the Company’s Board of Directors. The other named executive officers may be awarded cash bonuses based on individual and corporate performance in the sole discretion of the Compensation Committee of the Company’s Board of Directors.

The arrangements described above are in addition to the various other compensatory plans, contracts and arrangements in which the named executive officers participate and which were previously filed with the Securities and Exchange Commission.

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